Exhibit 99.(a)(34)

Gold Fields Limited
Registration number: 1968/004880/06
ISIN: ZAE000018123 JSE Code: GFI
(“Gold Fields” or the “Company”)

Gold Fields welcomes the opportunity for affected parties to state their opposition to
Harmony’s hostile offer before the Competition Tribunal

Johannesburg, 11 February 2005: Gold Fields Limited (‘Gold Fields’) notes that the Competition Commission has today recommended to the Competition Tribunal that the merger with Harmony Gold Mining Company Limited (‘Harmony’) be approved subject to a 24-month moratorium on all redundancies other than a maximum of 1,500 employees in corporate, management and supervisory positions.

Being the investigative arm, the Commission’s recommendation is the first step of a two-stage process. The next step is for the Tribunal to adjudicate the matter in terms of the Competition Act, which requires a public hearing. At the hearing by the Tribunal all parties have the right to ventilate the relevant issues concerning the merger. After such public hearing, the Tribunal is empowered to agree or disagree with recommendations of the Commission.

Gold Fields welcomes the opportunity for customers, suppliers, unions, employees and concerned local municipalities, among others, to state their opposition to Harmony’s hostile offer before the Tribunal.

It is important to point out that the Tribunal may or may not follow the recommendation of the Commission and is free to reach a totally different conclusion.

Therefore our shareholders are advised not to act in reliance on the Commission’s decision, nor on any suggestion either by Harmony, the press or others, that the Commission’s recommendation is indicative of the ultimate outcome of the matter.

In the United States, Gold Fields Limited (“Gold Fields”) has filed a Solicitation/Recommendation Statement with the Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields are available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.

The directors of Gold Fields accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

Copies of this document are not being made available, and must not be mailed, forwarded, transmitted or otherwise distributed or sent in or into Australia, Canada, Japan, the Republic of Ireland or any other jurisdiction in which it is illegal to make this document available and persons receiving this document (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send it in or into or from Australia, Canada, Japan, the Republic of Ireland or any such other jurisdiction.

This document contains “forward-looking statements” with respect to Gold Fields’ financial condition, results of operations, business strategies, operating efficiencies, competitive position, growth opportunities for existing services, plans and objectives of management, markets for stock and other matters. Statements in this document that are not historical facts are “forward-looking statements”.

These forward-looking statements, including, among others, those relating to the future business prospects, revenues and income of Gold Fields, wherever they may occur in this presentation, are necessarily estimates reflecting the best judgment of the senior management of Gold Fields and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. As a consequence, these forward-looking statements should be considered in light of various important factors, including those set forth materials filed with or furnished to the SEC from time to time, including Gold Fields’ most recent Annual Report on Form 20-F.

ends

Directors: C M T Thompson* (Chairman), A J Wright (Deputy Chairman), I D Cockerill † (Chief Executive Officer),K Ansah # , G J Gerwel, N J Holland † (Chief Financial Officer), J M McMahon † , G R Parker ‡ , R L Pennant-Rea † , P J Ryan, T M G Sexwale, B R van Rooyen, C I von Christierson *Canadian, † British, ‡ American, # Ghanaian. Corporate Secretary: C Farrel